Exhibit 19

CITIZENS FINANCIAL SERVICES, INC.

INSIDER TRADING
AND
MATERIAL NON‑PUBLIC INFORMATION POLICY
 FOR
DIRECTORS, DIRECTOR EMERITUS, OFFICERS AND EMPLOYEES

Adopted August 6, 2002
Effective October 22, 2002
Amended December 17, 2024

Appendix A – Acknowledgment and Agreement of Compliance.
Appendix B – Certification of Non-Disclosure of Material Non-Public Information
Appendix C – Affirmative Statement re: Compliance with Reporting Requirements of Section 16
Appendix D – Checklist for Short-Swing Profits
Appendix E – Covenant of Non-Disclosure by a Quasi-Insider or Temporary Insider
Appendix F – Request for Clearance to Trade
Appendix G – Glossary

CITIZENS FINANCIAL SERVICES, INC.

INSIDER TRADING AND
MATERIAL NON‑PUBLIC INFORMATION POLICY
FOR DIRECTORS, DIRECTOR EMERITUS, OFFICERS AND EMPLOYEES

THIS POLICY WAS ADOPTED BY THE BOARD OF DIRECTORS ON  AUGUST 6, 2002  AND IS APPLICABLE TO ALL DIRECTORS, DIRECTOR EMERITUS, OFFICERS AND EMPLOYEES OF CITIZENS FINANCIAL SERVICES, INC. AND/OR ITS SUBSIDARIES.

INTRODUCTION – GENERAL POLICY AND GUIDELINES

In the course of their employment with Citizens Financial Services, Inc. and/or its subsidiaries (collectively, the “Company”) our directors, director emeritus, officers and employees may come into possession of confidential and highly sensitive information concerning the Company, our customers or other corporations with which we may have contractual relationships or may be negotiating transactions.  This information has a potential for affecting the market price of our securities. Under some circumstances, federal securities laws impose potentially onerous civil and criminal penalties on persons who, in connection with a purchase or sale of securities, improperly obtain or use material non‑public information about the issuance of or market for the Company’s securities.  In addition, directors, director emeritus, officers and employees of the Company may have occasion to inadvertently violate other provisions of the federal securities laws during the course of their employment.

The Company is intensely aware of the need to maintain extremely high standards of honesty, integrity and fair-dealing to assure the public’s trust in the performance and maintenance of an impartial trading price for the Company’s securities in the marketplace.  “Insider Trading,” the trading of securities based on material non-public information, is not only unfair, but erodes investor confidence in the marketplace for the Company’s securities.  The preservation of trust in the Company and preservation of the Company’s reputation requires observance of certain standards by the Company’s directors, director emeritus, officers, employees, and persons holding 10% or more of the Company’s equity securities (“10% Holders”).  Therefore, the Company has adopted this Policy and is implementing these procedures to avoid even the appearance of improper conduct.

The Company’s directors, director emeritus, officers, employees, 10% Holders and other representatives must avoid possible misconduct and avoid any situation in which material non-public information could be misappropriated by anyone to gain an unfair advantage in trading of the Company’s securities.  In all situations, including those where the law is unclear or in conflict, directors, director emeritus, officers, employees and 10% Holders are expected to refrain from any discussion with respect to any information that might be construed as material non-public information.

An intentional violation of the provisions of this Policy may result in termination of  employment and, if applicable, in a request to resign from the Board of Directors.  Intentional violations of the provisions of this Policy by a “Quasi-insider” or “Temporary Insider” will be addressed by the Board of Directors of the Company on a case by case basis.  Quasi‑insiders and Temporary Insiders must execute a Covenant of Non‑Disclosure, attached as Appendix E to this Policy.

In addition to the discussion of insider trading matters, this Policy sets forth, in general terms, certain reporting requirements and liabilities imposed on directors, specified officers and 10% Holders of the Company’s securities under Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

I.	SCOPE

Buying or selling securities while in possession of “material non‑public information” or improperly disclosing this information are commonly known as “insider trading” or “tipping,” respectively, and may constitute fraud in violation of the federal and state securities laws and other legal and regulatory requirements.  In recent years, the SEC and the U.S. Attorneys Office have vigorously pursued violations of insider trading laws.  Prosecutions have ranged from high profile individuals to proofreaders and from word processors in law offices to directors and officers of public corporations.  Brokers and dealers have also been prosecuted.  If we do not take active steps to adopt preventive policies and procedures covering securities trades by our personnel, the consequences could be severe.

Numerous provisions in the Securities Act of 1933 (the “1933 Act”) and the Securities Exchange Act of 1934, and the rules and regulations thereunder, can apply to purchases and sales of our stock.  Please note that violations of the securities laws may give rise to violations of various federal banking statutes and penalties.

We expect each person covered by this Policy to be familiar with its contents, to keep it in an appropriate place for easy reference, and to comply fully with its policies and procedures. We cannot over-emphasize the importance of this Policy.  If you have any questions regarding the meaning or application of any provision of this Policy, please contact our President/CEO.  In addition, all breaches of this Policy must be reported immediately to our President/CEO.  Each person covered by this Policy must execute the Acknowledgment and Agreement of Compliance, attached as Appendix A.  We also require that any person covered by this Policy confer with our President/CEO before effecting any trade in our stock.

II.	CONSEQUENCES OF VIOLATING INSIDER TRADING PROSCRIPTIONS AND THIS POLICY

The consequences of insider trading violations can be staggering for the individual violator and for the Company.  Both civil and criminal penalties can be imposed by the SEC.  Violations of the anti‑fraud provisions of the federal securities laws may also constitute “violations of law” sufficient to trigger a number of federal banking laws that could result in the imposition of penalties.  Sanctions imposed by the Company, including dismissal for cause, could result from failing to comply with these policies or procedures. We may also take disciplinary action against those employees who have knowledge of a violation of this Policy but fail to report the violation and/or against those who withhold relevant and material information concerning a violation of this Policy.  Any of the consequences described above, even an SEC investigation that does not result in prosecution, can tarnish reputations and damage careers.

III.	SUMMARY OF POLICIES AND PROCEDURES

This Policy reflects, in part, statutory requirements and imposes the following procedures:

A.	Directors, director emeritus, officers and employees must not

1.	Buy or sell our securities while in possession of material non‑public information;

2.	Recommend or suggest that anyone else buy, sell or retain our securities while in possession of material non‑public information; or

3.	“Tip” or otherwise disclose material non‑public information about the Company.

This includes non‑public information relating to results of operations, the identity of possible merger or acquisition targets, disagreements or disputes among directors and the pendency of legal or potential legal proceedings.

B.	Trading in the Company’s securities is prohibited during certain “black‑out periods” for all directors, director emeritus, officers and employees.

C.
Directors, director emeritus, officers and employees must obtain clearance from the President/CEO immediately prior to (i) trading securities of the Company in any “Personal” or “Related” securities accounts and (ii) engaging in any bona fide gifts of securities of the Company[1]. Directors and officers must receive prior approval from the President/CEO before implementing, amending or terminating a Rule 10b5-1 Plan (as such term is defined below).[2]

D.	Directors and specified officers must comply with the provisions of Section 16 of the 1934 Act, including, but not limited to, the provisions relating to:

1.     “Short‑swing” profits;

2.      Short sales; and

3.      Reporting requirements.

E.
Directors and specified officers who are “affiliates” of the Company must comply with the provisions of Rules 144 and 145 of the 1934 Act, relating to restrictions on the sale of the Company’s securities.

F.
Directors, director emeritus, officers and employees, as in the case of any other person, must comply with the provisions of Section 13 of the 1934 Act, relating to beneficial ownership reporting requirements for persons beneficially owning 5% or more of the Company’s stock.

G.	Directors, director emeritus, officers and employees must comply with all other provisions of the federal securities laws to the extent applicable to them.

H.
Bona fide gifts of our securities (including transfers of the Company’s securities made to trusts for estate planning purposes) are not subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person making the gift is aware of material non-public information. [3]

1 Note to Company: Under Rule 16a-3 under the Exchange Act, beginning February 27, 2023, gifts must be reported on Form 4 within two business days (compared to being eligible for deferred, year-end reporting on Form 5 under the previous rules). This may indicate a new appetite by the staff to police gifts made while in possession of MNPI, where the donor knew that the donee would sell the gifted securities prior to disclosure of the MNPI (immediate sales are the policy of many non-profits receiving securities as gifts).  As marked below, we suggest requiring pre-clearance of gifts to help protect Section 16 persons by ensuring that they get the company the necessary information in order to file required Forms 4 on time.  If adopted, this change should be communicated to officers and directors to ensure that they follow the pre-clearance policy for gifts.

2 Note to Company:  Suggest requiring pre-clearance of director and officer Rule 10b5-1 Plans to facilitate the Company’s ability to maintain information necessary for quarterly Rule 10b5-1 disclosure obligations.  These reporting obligations go into effect on or after October 1, 2023 for smaller reporting companies.

3 Note to Company: See footnote 1 above regarding changes to reporting of gifts.

IV.	POLICY PROHIBITING THE MISUSE OF MATERIAL NON-PUBLIC INFORMATION

Restrictions.

The following restrictions apply in connection with trading while in possession of material non‑public information:

1.
Directors, director emeritus, officers and employees of the Company must not buy or sell the Company’s securities, or securities of any other company (including specifically a merger target), while in possession of material non‑public information obtained in the course of employment with the Company or otherwise.

2.
Directors, director emeritus, officers and employees of the Company must not recommend or suggest that anyone else (including family or household members or friends or a broker or dealer) buy, sell or retain the Company’s securities  or securities of any other company while in possession of material non‑public information obtained in the course of employment with the Company or otherwise.

3.
Directors, director emeritus, officers and employees of the Company must not disclose (“tip”) material non‑public information obtained through employment with the Company or otherwise, including proprietary information about the Company or information that could effect the Company’s securities, as well as information about customers or merger or acquisition targets of the Company, to anyone inside or outside the Company, except when disclosure to other Company employees and representatives of the Company is necessary to enable the employees or representatives to carry out their duties properly and effectively (in which case the person disclosing this information should make it clear that the information is confidential).  Directors, director emeritus, officers and employees of the Company must be particularly careful in connection with communications with brokers and/or dealers or others involved directly or indirectly with the investment or securities industries and, in general, should avoid communications to these persons involving the Company.

V.	PROCEDURES FOR AND RESTRICTIONS ON TRADING IN SECURITIES

A.	Trading Restrictions With Respect to Securities.

1.	“Black Out Periods” during which Trading in our Securities is Prohibited.

All directors, director emeritus, officers and employees are prohibited from purchasing or selling securities for a Personal Account or Related Account during four periods of the year, beginning on the earlier of the date of the last Board meeting before the end of the fiscal quarter or the last day of the fiscal quarter and ending two business days after the Company’s public release of the results of operations for the fiscal quarter (or for the full year in respect of the fourth fiscal quarter).

The President/Chief Executive Officer may grant exceptions to this prohibition, upon request, where the person making the request is not in possession of material non‑public information, if the grant of an exception would not be in contravention of the purposes of this Policy and the applicant’s personal circumstances warrant the grant of the exception.

This rule applies to all purchases and sales of our securities whether held directly or held in street name accounts with brokers or banks.

Writing of put or call options with respect to common stock is not recommended.  See Section VII(A)(5)).

2.	Pre‑Clearance of Transactions In Securities.

Directors, director emeritus, officers and employees, in addition to observing the black‑out periods, may not purchase or sell securities for their own Personal and Related Accounts at any time during the year, if the individual has knowledge of material non‑public information concerning the Company or its subsidiaries.

To avoid inadvertent violations of this Policy and/or applicable law, each transaction (including gifts) involving securities4 must be cleared in advance of the purchase or sale (or gift) with the President/CEO and the individual must provide the President/CEO with an executed Certification of Non-Disclosure of Material Non-Public Information, attached as Exhibit B to this Policy and an executed Request for Clearance to Trade, attached as Appendix F to this Policy. Clearance of a transaction pursuant to this section is valid for no more than the [five business day]5 period immediately following receipt of such clearance.

4  Note to Company: See footnote 1 above regarding changes to reporting of gifts.

5 Note to Company: Pre-clearance periods are typically two to five business or trading days. We have suggested the upper end of that spectrum here, but please advise based on your desired practice.

Trades pursuant to an approved Rule 10b5-1 Plan (as defined below) do not require pre-clearance.  Directors and officers must provide the President/CEO with an executed Request for Clearance to Trade, attached as Appendix F to this Policy and receive prior approval from the President/CEO before implementing, amending or terminating a Rule 10b5-1 Plan.

B.	Rule 10b5-1 Plans and Similar Trading Plans.

Rule 10b5-1 under the 1934 Act (“Rule 10b5-1”) provides a defense from insider trading liability.  To be eligible for this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meet certain conditions specified in Rule 10b5-1 (each, a “Rule 10b5-1 Plan”) and such person must act in good faith with respect to the operation of a Rule 10b5-1 Plan.  If the Rule 10b5-1 Plan and the operation thereof meets the requirements or Rule 10b5-1, the Company’s securities may be purchased or sold without regard to certain insider trading restrictions.  To comply with this Policy, a Rule 10b5-1 Plan must be approved by the President/CEO and meet the requirements of Rule 10b5-1.  In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of any material non-public information or otherwise at a time when trading is restricted under this Policy.  Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.  The Rule 10b5-1 Plan must be written and (i) either specify the amount, pricing and timing of transactions in advance or (ii) delegate discretion on these matters to an independent third party.

A Rule 10b5-1 Plan must comply with and be operated in accordance with the conditions of Rule 10b5-1, including the following:

•	trades under the Rule 10b5-1 Plan may not commence until expiration of the “cooling-off period” set forth in Rule 10b5-1;[6]

6 Note to Company: For directors and officers, the cooling-off period currently set forth in Rule 10b5-1 is generally the later of (i) 90 days after execution of the plan or (ii) two business days following the filing of the Form 10-K or Form 10-Q for the reporting period in which the plan was executed. (See Rule 10b5-1(c)(1)(ii)(B)(1).) For all other insiders the cooling-off period is 30 days after execution of the plan (See Rule 10b5-1(c)(1)(ii)(B)(2)).

•
the Rule 10b5-1 Plan must include representations that (i) the person is not aware of any material non-public information about the Company or its securities[7] and (ii) the person is adopting, or in certain cases, amending, the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;[8]

•
no person may have more than one Rule 10b5-1 Plan outstanding at any given time, unless otherwise permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards); and[9]

•
no person may have more than one single-trade Rule 10b5-1 Plan (a plan designed to effect the open-market purchase or sale of the total amount of securities covered by the plan in a single transaction) within any consecutive 12-month period, unless otherwise permitted by the limited exceptions of Rule 10b5-1.[10]

Directors and officers must have any new or amended Rule 10b5-1 Plan or any decision to terminate a Rule 10b5-1 Plan pre-approved by the President/CEO in accordance with the section titled “Pre‑Clearance of Transactions In Securities” above.11

VI.	SECTION 16(a) OF THE 1934 ACT – OWNERSHIP REPORTING REQUIREMENTS

For purposes of Section 16(a), the term “officer” means the following:

•	President;

•	Principal financial officer;

•	Principal accounting officer;

•	Any vice president in charge of a principal business unit, division or function (e.g., sales, administration or finance);

7 Note to Company: Requirement tracks Rule 10b5-1(c)(1)(ii)(C)(1).

8 Note to Company: Requirement tracks Rule 10b5-1(c)(1)(ii)(C)(2).

9 Note to Company: Requirement tracks Rule 10b5-1(c)(1)(ii)(D).

10 Note to Company: Requirement tracks Rule 10b5-1(c)(1)(ii)(E).

11 Note to Company: Does the Company have a separate set of specific guidelines for the adoption of Rule 10b5-1 plans? If so, we suggest adding the appropriate reference to those guidelines here.

•	Any person identified by the Board of Directors as subject to Section 16 of the 1934 Act; and

•	Any other person who performs significant policy‑making functions for the Company, which may include any director, officer or employee of a subsidiary.

The term “officer” is not necessarily limited to those persons with an appropriate title, but can include any other employee of the Company or any of its subsidiaries who performs an important executive function.

An individual who is a director, officer or an employee of a subsidiary and not of the Company is not required to comply with the reporting requirements of Section 16(a) of the 1934 Act, unless the individual performs a significant policy‑making function for the Company.  Note that the term “director” may include a director emeritus, and honorary director.

A.	Initial Reports.

Specified officers and directors and 10% shareholders of the Company (“Insiders”) must complete and file Form 3, indicating the number of shares of equity securities owned either directly or beneficially.  The report must be filed with the SEC, the National Association of Securities Dealers and the Company.  The President/CEO, or his designee, will make Form 3 (Initial Statement of Beneficial Ownership of Securities) available for all persons who assume insider status and assist in the completion, review, execution and filing of the form with the appropriate regulatory agencies.  The SEC holds the reporting person responsible for timely filing of the form.

B.	Reports of Change in Status of Equity Securities Owned.

Insiders must file a Form 4 indicating any changes in their beneficial ownership of equity securities within 2 days after the transaction in which a change in ownership occurs.  At the request of the Insider, the President/CEO, or his designee, will assist in the preparation, review and filing of the form with the appropriate regulatory agencies.  Questions should be directed to the President/CEO, or his designee, or counsel to the Insider.

C.	Annual Reports.

1.
Insiders must file Form 5 to disclose transactions exempt from prior reporting, if these transactions were not reported earlier on Form 4.  Insiders must also file Form 5 to disclose any transaction that should have been reported previously but was not.  Form 5 must be filed before February 15 each year.  At the request of the Insider, the President/CEO will assist in the preparation, review and filing of the form with the appropriate regulatory agencies.  Questions should be directed to the President/CEO or counsel to the Insider.

2.
No Form 5 need be filed if the Insider acknowledges in writing that there are no transactions to report.  In this case, the Insider should file an executed Affirmative Statement, attached as Appendix C to this Policy, with the President/CEO, or his designee, prior to February 10th of each calendar year.

D.	SEC Penalties for Violations of Reporting Requirements of Section 16(a).

The SEC may impose a number of penalties for violations of these reporting requirements.  They include:

•	Cease‑and‑Desist Orders,

•	Civil Monetary Penalties,

•	Injunctions and Orders, and

•	Contempt.

In addition to the remedies cited above, there are several collateral consequences that may result from Section 16(a) violations.  The failure of an Insider to file a Section 16(a) report on a timely basis must be disclosed in the Company’s annual proxy statement and Annual Report on Form 10‑K, pursuant to Item 405 of Regulation S‑K.  This type of disclosure is embarrassing to both Insider and Company.

Several courts have held that the two‑year statute of limitations for bringing suit under Section 16(b) is tolled for any period of time in which the Insider has not filed a report of a short‑swing transaction under Section 16(a).

The Remedies Act also permits some securities law violators to be barred or suspended from serving as officers or directors of public companies.

Willful violations of the reporting requirements of Section 16(a) can result in criminal proceedings pursuant to Section 32(a) of the 1934 Act.

Violations of Section 16(a) may also constitute violations of various banking laws resulting in the possibility of additional fines and penalties.

VII.	SECTION 16(b) OF THE 1934 ACT – SHORT-SWING PROFITS

In addition to the prohibition on the use of material non‑public information, the securities laws also contain a prohibition on so‑called “short‑swing” profits.  Under this prohibition, persons subject to Section 16 of the 1934 Act cannot purchase and sell, or sell and purchase, the Company’s equity securities within a period of six months before or six months after a transaction without disgorging “profits” obtained in the short‑swing transaction to the Company, unless an exemption for one of the transactions is available under Section 16.  A person who engages in a prohibited set of transactions, will be liable to the Company for any profits earned or losses avoided.

1.
For example, if an officer subject to Section 16 buys 1,000 shares of the Company’s common stock on August 20 at $14 per share and, within six months, sells the shares for $17 per share he or she will be liable to the Company for the total profit of $3,000.

Similarly, if 1,000 shares are sold on August 20 for $14 per share and within six months the same number of shares of the Company common stock are purchased for $10 per share, the officer will have “avoided” a loss of $4,000 and he or she will be liable to the Company for that amount.

2.
Application of the prohibition on short‑swing profits is strictly mechanical.  All transactions occurring within any six‑month period are matched.  Transactions are matched in the manner resulting in the maximum forfeiture.  Possession of material non‑public information is not a prerequisite for liability under this section.

3.
The applicable six‑month period begins to run on the date of the first transaction after the person becomes an Insider.  The six‑month period may continue for up to six months after a person ceases to be an Insider.

4.
The prohibition applies to all purchases and sales.  This includes shares held directly and shares held in “street name” accounts.  In addition, purchases and sales of equity securities by immediate family members and, in certain cases, equity securities held by corporations, partnerships, trusts and IRAs may also be matched with sales and purchases by a director, officer or 10% shareholder subject to Section 16.

5.
The term “purchase” is deemed to include writing a “put option” with respect to the Company’s securities and the expiration of the unexercised option is deemed to constitute a “sale.”  Conversely, the term “sale” includes the writing of a “call” option and the expiration of the option unexercised is deemed to constitute a purchase.  We do not recommend writing put or call options, however, before writing put or call options with respect to the Company’s equity securities, directors and officers must consult with the President/CEO and complete the Checklist for Short‑Swing Profits, attached as Appendix D to this Policy.

VIII.	SECTION 16(c) OF THE 1934 ACT – SHORT SELLING

A.	Insiders cannot “sell short” or “sell short against the box” any Company equity security.

1.	“Selling short” occurs when you sell a security you do not own. Selling short typically takes place when there is an expectation that the price of the shares will go down.

2.
“Selling short against the box” occurs when you have sufficient shares to cover any sales but, nevertheless, choose to borrow the shares delivered at settlement.  The effect of “selling short against the box” on the market price of stock will be the same as a short sale.

3.	This rule applies to all sales, whether of shares held directly or shares held in street name accounts through a broker or dealer.

IX.	RULES 144 AND 145 OF THE 1933 ACT – SALES OF STOCK BY AFFILIATES

A.
Rule 144.  All sales of the Company’s securities by “affiliates” of the Company, including sales by a spouse or a relative living in the same home as the affiliate, must be made in compliance with Rule 144.  Under Rule 144 an “affiliate” is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.  Whether or not a person or entity is an “affiliate” is a question of fact, dependent on all of the facts and circumstances.  Directors, executive officers of the Company and 10% shareholders of the Company’s securities  fall within the definition of “affiliate.”  A director or executive officer only of a subsidiary of the Company, absent unusual circumstances, should not be subject to Rule 144.  Rule 144 provides the following restrictions on sales of stock by affiliates:

1.	Limitations on the Volume of Sales. The shares sold within any three month period cannot exceed the greater of:

i.	1% of the Company’s total outstanding shares, or

ii.	the average weekly trading volume during the four calendar weeks preceding the sale.

2.
Current Public Information.  There must be current public information available  about the Company.  (This requirement should pose no obstacle, provided the Company is current in the filing of its periodic reports, e.g., 10‑Qs under the 1934 Act.)

3.	Manner of Sale. All sales must be made through a broker or directly with a market maker.

4.
Form 144.  A person selling in reliance on Rule 144 will, under most circumstances, be required to file with the SEC a notice of sale on Form 144, if the aggregate shares sold during any three‑month period exceed 500 shares or $10,000 aggregate sales price.  If required, the Form 144 must be filed at the time of placing the order to sell.

5.	Subject Securities. This rule applies to all shares of the Company’s securities held by affiliates, whether acquired in the market, privately, or from the Company pursuant to a benefit plan.

6.
Restricted Stock.  If securities are acquired from the Company or from an affiliate in a transaction not registered with the SEC (a so‑called “private placement”), the shares are deemed “restricted securities” and must, in addition to the requirements of subparagraphs 1 through 4 of this paragraph A, be held for at least one year before they can be sold as described above.

B.
Rule 145.  In the event the Company is acquired, affiliates of the Company are subject to restrictions with respect to any securities of the acquiring entity received in the transaction similar to those imposed by Rule 144 for a specified period of time after the transaction.  In addition, affiliates of a business acquired by the Company who receive the Company’s securities in the acquisition transaction, may only sell those securities pursuant to the terms of Rule 145.

C.
Violations.  Violations of Rules 144 and 145 may trigger violations of various provisions of the 1933 Act, which, among other things, may give a purchaser the right to rescind his purchase of common stock and/or sue for damages.

X.	SECTION 13 OF THE 1934 ACT – BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS FOR 5% SHAREHOLDERS

A.
Under Section 13 of the 1934 Act, any person (or group of persons acting together) who acquires, directly or indirectly, beneficial ownership of more than 5% of the Company’s common stock must, within ten days, file a report with the SEC, the NASD and the Company.

B.
The required report will, in most cases, be in the form of Schedule 13D.  Schedule 13D requires disclosure of, among other things, the identity of and information relating to the shareholder involved, the source of funds used to acquire the stock, and the purpose of the acquisition.  Any material change in the facts, as reported on Schedule 13D, must be reported in an amendment filed promptly after the change occurs.

C.
A “group” consists of any persons who, directly or indirectly, have any agreement or understanding to act together with respect to the voting, purchase, or sale of any security.  This includes the use of a proxy, power of attorney, voting trust or pooling arrangement.  Certain persons may be a “group” for purposes of Section 13 despite the absence of a formal agreement among the parties.

D.	The obligation to file Schedule 13D is the responsibility of the person or group that acquires more than 5% of the common stock and, therefore, is not the Company’s obligation.

XI.	MISCELLANEOUS PROVISIONS OF THE 1933 ACT AND THE 1934 ACT

The statutes and regulations discussed above are the federal securities laws which most often directly affect directors and officers of the Company.  There are, however, other provisions of the 1933 Act and of the 1934 Act regarding misleading representations and registration statements and other corporate documents such as Forms 8‑K, 10‑K and 10‑Q and proxy statements that might also become the basis for a claim against the Company’s directors and officers.

A.	Section 11 of the 1933 Act.

B.	Section 18 of the 1934 Act.

C.	Section 14(a) of the 1934 Act.

D.	Sections 15 of the 1933 Act and 20(a) of the 1934 Act.

XII.	GIFTS

Bona fide gifts of securities (including transfers of the Company’s securities made to trusts for estate planning purposes) are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person making the gift is aware of material non-public information, provided that directors, director emeritus, officers and employees must still pre-clear any such transaction in the manner described above under the heading “Pre‑Clearance of Transactions In Securities.”12

XIII.	DISTRIBUTIONS AND TENDER OFFERS

A.	General.

The SEC has also adopted a number of rules that restrict the purchase of the Company’s common stock during distributions and tender offers.

B.	Distributions.

1.
To prevent the manipulation of stock prices during a public offering, the SEC restricts purchases during distributions.  To ensure the integrity of the market as a pricing mechanism, Rule 10b‑6 of the 1934 Act prohibits executive officers, directors, and certain affiliates of the Company from purchasing shares for certain periods preceding and during a “distribution.”

2.	A “distribution” includes:

a.
An offering of a substantial amount of the Company’s common stock.  An offering is distinguished from ordinary trading transactions by the magnitude of the sales and the presence of special selling efforts and methods.  The sale of as little as 1% of outstanding stock has been treated as a distribution.  The rule does not apply, however, to offerings of nonconvertible debt securities and preferred stock, provided that they have been rated investment grade by at least one nationally recognized statistical rating organization.

b.	A merger or an exchange offer.

i.
A merger involving the issuance of stock of the acquiring company is considered a distribution of that stock.  A merger in which the Company will issue the Company’s common stock as consideration will, therefore, prohibit purchase of the Company’s common stock by affiliates of the Company during specified periods.

12 Note to Company: See footnote 1 regarding Form 4 reporting updates related to gifts and suggested gift pre-clearance procedures.

ii.
In a merger, shareholders of the acquired company will exchange their shares for stock of the Company.  As a result, the SEC treats the shares of the acquired company as shares convertible into the Company’s common stock.   The restriction on purchases during the pendency of a merger, therefore, applies to shares of both the Company and the  acquired company.

c.	Shelf Offerings.

Shares registered in a shelf registration statement may be sold anytime during a two‑year period.  The SEC considers any sale of registered securities (i.e., a “take‑down” from the shelf) during the two‑year period to be a distribution.

3.	“Cooling Off” Period.

a.
Generally, executive officers, directors and certain affiliates of the Company must cease purchasing shares two business days before commencement of any distribution of the Company’s common stock.  The prohibition on purchases continues until the distribution is completed.

b.
For a merger, however, purchases need not stop for the entire merger period.  Instead the SEC prohibits purchases for two business days before proxy solicitation materials  are mailed, with the restriction continuing until abandonment of the merger or approval by shareholders of the target company.  In addition, purchases must cease at least two business days prior to any valuation period or election period (e.g., a cash‑stock election period) and cannot recommence until the valuation or election period terminates.

c.
In a “shelf” offering, purchases must cease at least two business days prior to the sale of the registered securities covered by the shelf registration statement and cannot recommence until the distribution is completed.

C.	Purchases During a Tender Offer.

1.
The securities laws also impose restrictions on purchases during a tender offer.  If the Company makes a tender offer for another company, the Company’s officers and directors cannot purchase shares in the company subject to the offer as long as the offer is in effect.  If the Company makes a tender offer for its own shares, officers and directors of the Company cannot buy common stock until the offer has terminated.  The restriction applies from the time a tender offer is announced through completion or abandonment of the offer.

2.	The restrictions do not apply to options issued under a stock option plan, the Employee Stock Purchase Plan or the DRIP.

XIV.	CONCLUSION

The federal securities laws and the regulations of the SEC impose numerous restrictions on the time and manner of purchases and sales of the Company securities.  These restrictions are often complex. No Insider shall effect any transaction in the Company’s securities unless:

•
the President/CEO, or his designee, has been informed of the transaction and the Insider has delivered an executed Certification of Non-Disclosure of Material Non-Public Information, attached as Appendix B and an executed Request for Clearance to Trade, attached as Appendix F to this Policy, to the President/CEO, or his designee, or

•	the Insider has a valid, executed Rule 10b5-1 Plan under which securities are to be purchased or sold.

APPENDIX A

ACKNOWLEDGMENT

I, the undersigned, hereby acknowledge that I have received a copy of the Citizens Financial Services, Inc. Insider Trading and Material Non‑Public Information Policy and its subsidiaries and affiliates (the “Policy”).  I further certify that I have reviewed the Policy, and that I understand its provisions and what they require of me as an Insider, as defined in the Policy, of August 6, 2002.  I understand that an intentional violation of this Policy may result in the termination of my employment as an Officer or Employee of this institution or a request to resign from the Board of Directors.

Date	Signature of Director, Officer or Employee

AGREEMENT OF COMPLIANCE

I hereby certify that I understand what is required of me by the provisions of the Citizens Financial Services, Inc. Insider Trading and Material Non‑Public Information Policy (the “Policy”) and that by the setting of my hand to this instrument, I agree to comply in good faith with the provisions and the spirit of the aforementioned Policy.

Date	Signature of Director, Officer or Employee

APPENDIX B

CERTIFICATION OF NON-DISCLOSURE OF MATERIAL
NON-PUBLIC INFORMATION

I hereby certify that, to the best of my knowledge, information and belief, I do not possess material non-public information for purposes of the Citizens Financial Services, Inc Insider Trading and Material Non‑Public Information Policy and in connection with a securities trade in Citizens Financial Services, Inc. securities which shall be effected on or about _________________________.

Date:
Signature of Person Making
Certification

Print Name

President/CEO

APPENDIX C

AFFIRMATIVE STATEMENT
RE: COMPLIANCE WITH
REPORTING REQUIREMENTS OF SECTION 16

I hereby certify that, to the best of my knowledge, information and belief, for the year ending December 31, _______, I have reported to, and filed with, the Securities and Exchange Commission, all of my transactions in the common stock of Citizens Financial Services, Inc. required to be reported under the rules and regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended. I further certify that I am not required to file an Annual Report on Form 5 with the Securities and Exchange Commission for the year ending December 31, _______.

Date:
Signature of Person Making
Certification

Print Name

President/CEO

Date Received

APPENDIX D

CHECKLIST FOR SHORT-SWING PROFITS

Note:  ANY combination of PURCHASE AND SALE or SALE AND PURCHASE of Citizens Financial Services, Inc. securities within 6 months of each other results in a violation of Section 16(b) of the Securities Exchange Act of 1934 and, pursuant to Section 16(b), “profit” will be recovered by the Company.  The highest priced sale will be matched with the lowest price purchase.

SALES

If you (an officer, director or 10% shareholder or any immediate family member ) intend to sell or transfer Citizens Financial Services, Inc. securities, answer the following questions:

1.	Have you or your family members purchased or otherwise acquired Citizens Financial Services, Inc. securities within the past six months? ____ Yes ____ No

If yes, and the acquisition was effected by a family member, then is the family member’s stock deemed to be beneficially owned by you? ____ Yes ____ No

2.	Have there been any option grants within the past six months? ____ Yes ____ No

If Yes, was the grant exempt pursuant to Section 16 of the Securities Exchange Act of 1934 and the rules thereunder?  ____ Yes ____ No

3.	Do you anticipate any purchases (or option grants) within the next six months (e.g., expiration of an option)? ____ Yes ____ No

4.	Have you notified the President/CEO of the pending transaction and completed a Form 4, if required? ____ Yes ____ No

5.	If you are an “affiliate,” as the term is defined under the Federal securities laws, have you completed a Form 144 and notified the broker to sell pursuant to Rule 144? ____ Yes ____ No

PURCHASES AND OPTION GRANTS

If you (an officer, director or 10% shareholder or any immediate family member) intend to purchase Citizens Financial Services, Inc. securities or may receive an option grant, answer the following questions:

1.	Have you (or family members) sold or transferred any securities of Citizens Financial Services, Inc. within the past six months? ____ Yes ____ No

If yes, and the disposition was effected by a family member, then is the family member’s stock deemed to be beneficially owned by you? ____ Yes ____ No

2.	Do you anticipate any sales or other dispositions within the next six months (e.g. tax-related or year-end transactions)? ____ Yes ____ No

3.	Have you notified the President/CEO of the pending transaction and completed a Form 4, if required? ____ Yes ____ No

4.	What is the proposed manner of purchase or acquisition? ____ Broker ____ Private

Note:  Before proceeding with a purchase or sale, consider whether you are aware of material non-public information which could affect the price of the stock.

Date:

The information set forth herein is true and correct to the best of the undersigned’s knowledge, information and belief.

Signature of Insider	Print Name of Person Signing
This Checklist

(SSN or TIN of Insider)

Signature of President/CEO

APPENDIX E

COVENANT OF NON-DISCLOSURE BY A
QUASI-INSIDER OR TEMPORARY INSIDER

I acknowledge the establishment of the Citizens Financial Services, Inc. Insider Trading and Material Non‑Public Information Policy (the “Policy”).  I acknowledge further that I may be considered a Quasi-insider or Temporary Insider for purposes of the Policy because of the likelihood that I may gain access to material non-public information concerning the Company and/or subsidiaries or affiliates of the Company as a result of my engagement with the Company and/or one or more of its subsidiaries or affiliates.  I covenant that I will not divulge, disclose or “tip” any material non-public information concerning the Company or subsidiaries or affiliates of the Company to any person for any reason whatsoever, except persons with whom I am employed and who may have access to this information in the normal course of their duties.  I covenant further that I will in good faith make every attempt to limit access to such information at my place of employment.

I acknowledge that as a Quasi-insider or Temporary Insider I will not buy or sell stock of Citizens Financial Services, Inc. or other entity while in possession of material, non-public information regarding the Company or such other entity, and that such a trade may be a violation of federal and state securities laws.

Date	Signature of Covenantor

Print Name of Person

President/CEO	Print Person’s Employer or
Trade Name

APPENDIX F

REQUEST FOR CLEARANCE TO TRADE13

Name:	Title:

I hereby request clearance to execute the following transaction relating to the securities of Citizens Financial Services, Inc.

Type of Transaction:

☐	I wish to purchase. Number and type of securities to be purchased:

☐	I wish to sell. Number and type of securities to be sold:

☐	I wish to gift. Number and type of securities to be gifted:

☐	I wish to enter into, amend or terminate the attached Rule 10b5-1 Plan. [Please attach draft plan.]

☐	Other transaction:

[I hereby certify that, to the best of my knowledge, information and belief, I do not possess material non-public information concerning Citizens Financial Services, Inc. at the time of submitting this request, and I agree that should I become aware of any material non-public information concerning Citizens Financial Services, Inc. before completing the approved transaction, I will not complete the transaction. ]14 I understand that once approved, this authorization is valid on the date of approval and for [five-business days] thereafter.  I further understand that the approval will lapse if I become in possession of, or, in the judgment of the President/CEO, I am likely to be in possession of material non-public information, or otherwise on the earliest of (i) expiration of the [five-business day] period of this approval, or (ii) the day on which a black-out period commences, whichever is the first to occur.

Date	Signature

Approved by:

President/CEO	Date

13 Note to Company: We have suggested a re-formulated pre-clearance form so that anyone wishing to make a trade specifies the type of transaction and receives approval for it, rather than simply attesting they do not possess MNPI.

14 Note to Company: Consider whether to consolidate the MNPI certification, currently included in Appendix B, with this new pre-clearance certification, as applicable.

APPENDIX G

GLOSSARY

The following definitions apply to the policies and procedures detailed herein:

A.
“Beneficial Owner.”  A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the relevant class of equity securities, subject to the following:

1.	The term “pecuniary interest” in any class of equity securities means opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

2.	The term “indirect pecuniary interest” in any class of equity securities includes, but is not limited to:

a.	Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of beneficial ownership may be rebutted;

b.
A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.  The general partner’s proportionate interest, as evidenced by the partnership in effect at the time of the transaction and the partnership’s most recent financial statements is the greater of:

i.
The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interest held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

ii.	The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

c.
A performance‑related fee, other than an asset‑based fee, received by any broker, dealer, bank, insurance company, investment company, investment advisor, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

i.
The performance‑related fee, regardless of when payable, is calculated based on net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciaries overall performance over a period of one year or more; and

ii.	Equity securities of the issuer do not account for more than 10% of the market value of the portfolio. A right to a nonperformance‑related fee alone is not a pecuniary interest in the securities.

d.	A person’s right to dividends that are separated or separable from the underlying securities. Otherwise, a right to dividends alone does not represent a pecuniary interest in the securities;

e.	A person’s interest in securities held by a trust; and

f.	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

3.
A shareholder is not deemed to have a pecuniary interest in portfolio securities held by a corporation or similar entity in which the person owns securities, if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

B.	“Insider.” For purposes of this Policy, Insider means:

1.	The Company’s Directors, including Advisory, Emeritus and Honorary Directors, to the extent they have access to inside information, and the Company’s senior executive officers;

2.
A subsidiary bank’s Directors, President and Chief Executive Officer, and  Senior Vice President, Cashier, Secretary, President/CEO, Auditor, and certain Vice Presidents (which shall include any officers of the subsidiary banks who may have access to material inside information about the Company), as designated at least annually by resolution of the Company’s Board of Directors;

3.	Other employees of the Company who may have access to material inside information about the Company; or

4.	10% Holders (persons holding ten percent (10%) or more of the Company’s outstanding securities).

C.
“Inside Information.”  For purposes of this Policy, Inside Information means information that emanates from within the Company, and is intended for a corporate purpose, such as data concerning corporate or subsidiary operations, finances or expansion and acquisition plans.  This information may relate to the Company or to one or more third party entities.  Knowledge of a potential takeover is an obvious form of Inside Information.  This term includes all material non-public information which affects the Company or the market for our securities.

D.
“Quasi-insider.”  A person, such as an attorney, accountant, consultant, investment banker and any other person temporarily employed by the Company or its subsidiaries who gains access to material non-public information is a Quasi‑insider.

E.	“Temporary Insider.” A person who gains access to material non-public information, even if he or she has no relationship with the Company is a Temporary Insider.

F.
“Ten Percent Beneficial Owners.”  Beneficial ownership, as defined by  Section 13(d) of the 1934 Act, is used to determine when a person owns more than 10% of a class of equity securities for Section 16 purposes, with some modifications.  The Section 13(d) definition of beneficial ownership is used to determine when status as a 10% holder is reached.  Once insider status is attained, the reporting and short-swing provisions of Section 16 apply only to securities in which the insider has a reportable interest, as defined under Section 16.

G.
“Equity Securities.”  An equity security is defined broadly and includes any stock or derivative securities including stock options, warrants, convertible securities, stock appreciation rights, or similar rights with an exercise or conversion privilege at a price related to, or similar securities (including “put” and “call” options) with a value derived from, the value of the Company’s stock.

H.
“Material Information.”  Information is “material” if it is likely to affect the market price of a specific security and there is a substantial likelihood that a reasonable investor would attach importance to it in deciding whether to buy, sell or hold the security.  Information may be material even if it relates to speculative or contingent events. Whether the information is obtained or generated from inside or outside the Company is not relevant.  Depending on the circumstances, examples could include:

•	information about contemplated mergers or acquisitions tender offers or exchange offers;
•	proposed recapitalization;
•	pending material litigation;
•	Company and various customer business and capital expenditure plans;
•	proposed divestitures;
•	sales or purchases of assets;
•	plans for issuance or redemption of securities;
•	forthcoming research reports;
•	changes in dividend policy;
•	earnings or earnings estimates or changes in previously released earnings or earnings estimates;
•	changes in management;
•	financial liquidity problems;
•	other information about customers, suppliers, improprieties within a company; and
•	government investigations, inquiries and/or enforcement actions.

I.
“Non‑public Information.”  Information is nonpublic until it has been widely disclosed to the general public.  Unless information has been publicly disclosed (by means of a press release carried over a major news service, in a major news publication, in a public filing made with the SEC, or in materials sent to shareholders) and the market has had sufficient time to absorb and react to the information, we presume that the information is nonpublic. Officers, directors, director emeritus, and other insiders should wait some period of time after a major disclosure before trading. As a general rule, we avoid trading for two full days following a major news announcement.  If circumstances (e.g., a complex transaction) indicate that a longer period for public dissemination may be necessary, avoid trading until a longer time period has passed.  Our President/CEO is available to advise you.

Information concerning the Company obtained in the course of your employment is non‑public.  The fact that rumors may be circulating, even if they are widespread, does not mean that the information is public and does not relieve you from the obligation to treat the information as non‑public.

In addition, any non‑public information about any of the Company’s subsidiaries which could affect the market price of our stock (information about current or projected earnings, competitive position, proposed products and confidential plans and activities), is also material non‑public information.

In the regular course of business, you may receive material non‑public information not only about our Company but also about our customers.  This information would be important to persons buying or selling the securities of these customers.  Information regarding customers should also be regarded as non‑public information, in accordance with this Policy, both as a legal matter and consistent with our obligation to maintain the privacy of customer information.

This Policy cannot possibly list all types of information which could be considered material non‑public information.  Materiality often depends upon the totality of the circumstances.  Accordingly, the Policy does not specifically draw a line between legal and illegal practice under the laws governing the misuse of material non‑public information, which is one of the most complex areas of law.  Please ask the advise of counsel or consult with our President/CEO.

J.
“Personal and Related Accounts.”  A Personal Account is any securities account held by you or any account in which you have a direct or indirect beneficial interest and ability to influence transactions (e.g., joint accounts, co‑trustee accounts, partnerships, investment clubs, etc.)  A Related Account means any securities account of the director’s, officer’s or employee’s:

1.	Spouse;

2.	Minor children;

3.	Other household members; and

4.	Any other account subject to a director’s, officer’s or employee’s discretion or control (e.g., custodial and trust accounts, etc.).

The definition of both Personal and Related Accounts includes Pension Plan Accounts, IRAs, 401(k) plans, Keogh accounts, money market accounts or similar accounts in which self‑directed securities transactions may be effected.  Excluded from the definition of Personal and Related Accounts are discretionary accounts (i.e., accounts over which the broker has absolute trading discretion).   Discretionary accounts are only accounts in which the broker has been given advance authority to effect trades on behalf of the customer without prior consultation with or approval by the customer.  Obviously, the customer would not be in a position to know that a trade has been effected until it is complete.  If a broker consults with the customer for advice or approval before effecting the trade, the account is not truly discretionary and the procedures detailed below will apply to the Personal and the Related Account.